As filed with the U.S. Securities and Exchange Commission on June 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXERA TECHNOLOGIES LTD.

(Exact name of Registrant as specified in its charter)

State of Israel	5900	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Mezada Street

Bnei Brak, 5126112, Israel

Telephone: +(+972) (3) 689-9124

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Oded Har-Even, Esq.	Dr. Shachar Hadar, Adv.
Angela Gomes, Esq.	Meitar | Law Offices
Ilana Neck Levin, Esq.	16 Abba Hillel Silver Rd.
Sullivan & Worcester LLP	Ramat Gan 52506, Israel
1251 Avenue of the Americas	Tel: (+972) (3) 610-3100
New York, NY 10020
Tel: 212.660.3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders identified herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 29, 2026

NEXERA TECHNOLOGIES LTD.

Up to 1,200,000 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders named herein, or the Selling Shareholders, or their pledgees, donees, transferees, or other successors in interest, of up to 1,200,000 of our ordinary shares, no par value per share, or the Ordinary Shares, consisting of an aggregate of 1,200,000 Ordinary Shares issuable upon the exercise of warrants to purchase up to 1,200,000 Ordinary Shares issued and sold to the Selling Shareholders on June 9, 2026, or the Warrants, in a private placement pursuant to certain securities purchase agreements, dated as of June 8, 2026, or the Purchase Agreements, by and between the Company and the Selling Shareholders, or the June Offering. This prospectus also covers any additional Ordinary Shares that may become issuable by reason of share splits, share dividends or other anti-dilution events described in the Warrants. The actual number of Ordinary Shares issuable by us pursuant to any exercise of the Warrants will vary (depending on the then-current market price of our Ordinary Shares and in accordance with the terms and conditions of the Warrants).

The Warrants originally had an exercise price of $1.00 per Ordinary Share, became exercisable immediately upon issuance and expire on the sixty-six (66)-month anniversary of the original issuance date. Effective as of June 19, 2026, the exercise price of the Warrants was adjusted to $0.6226 per Ordinary Shares pursuant to their terms.

We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholders. We will, however, receive up to an aggregate of approximately $695,000 in cash from the exercise of the Warrants, assuming the exercise in full of all the Warrants. The Selling Shareholders may offer and sell any of the Ordinary Shares offered hereby from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of Ordinary Shares offered hereunder, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Shareholders, you should refer to the section titled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Shareholders may offer the Ordinary Shares for sale. The Selling Shareholders may sell any, all or none of the shares offered by this prospectus.

Our Ordinary Shares and warrants issued as part of our initial public offering, or the Public Warrants, are listed and traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “NEXR” and “NEXRW”, respectively. On June 26, 2026 the closing price of our Ordinary Shares and Public Warrants on Nasdaq was $0.79 and $0.03, respectively. There is no established market for the Warrants and we do not intend to apply to list them on any securities exchange or other nationally recognized trading system.

INVESTING IN OUR ORDINARY SHARES IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR ORDINARY SHARES, AS WELL AS THE RISKS DESCRIBED UNDER THE HEADING “ITEM 3 KEY INFORMATION – D. RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 2025, OR THE 2025 ANNUAL REPORT, WHICH WE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2026, AND IN OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2026

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ABOUT THIS PROSPECTUS

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Nexera Technologies Ltd., 7 Mezada Street Bnei Brak, 5126112 Israel, Attention: Chief Financial Officer. The telephone number of our registered office is Telephone+(+972) (3) 689-9124. See “Where You Can Find Additional Information.”

You should rely only on information contained in and incorporated by reference into this prospectus. We have not, and the Selling Shareholders have not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our Ordinary Shares or (2) our Ordinary Shares in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct. Information contained on our website, https://nexera-tech.io, does not constitute part of this prospectus.

In this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Nexera Technologies” refer to Nexera Technologies Ltd and its subsidiaries.

Unless the context otherwise requires, all descriptions of our share capital, including Ordinary Share amounts and per share data, presented herein give retroactive effect to our 1-for-14 reverse share split effected prior to the start of trading on Nasdaq on February 17, 2026.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes or incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report in accordance with generally accepted accounting principles in the United States, as issued by the Financial Accounting Standards Board.

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PROSPECTUS SUMMARY

This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in the 2025 Annual Report, which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” herein and in Item 3.D of the 2025 Annual Report.

Our Company

We operate, through our subsidiaries, in the fields of advanced technologies for the global homeland security, or HLS, sector and e-commerce. Our operations are conducted through three principal lines of business: KeepZone AI Inc., or KeepZone, a wholly-owned subsidiary dedicated to distributing and promoting AI-powered homeland security technologies, including 3D imaging and electromagnetic threat detection, perimeter intrusion detection, counter-unmanned aircraft systems, and multi-layered security solutions for critical infrastructure and global markets; Fort Products Limited, a legacy consumer products operation focused on pest control and remedial products, which was sold to Fort Technology Inc., or Fort Technology, in July 2025 in exchange for a controlling equity interest, with the Company having since reduced its stake in Fort Technology while retaining control and strategic involvement in related e-commerce activities; and our ongoing legacy e-commerce activities, consisting of data-driven online retail operations (primarily on the Amazon Marketplace) conducted through the Company’s other wholly-owned subsidiaries, including Smart Repair Pro and Top Rank.

We were incorporated in Israel in March 2021, under the name Jeffs’ Brands Ltd, to provide various services, such as management, operation and logistics, marketing and financial services to our subsidiaries that operate online stores for the sale of various consumer products on Amazon, utilizing the Fulfillment by Amazon, or FBA, model.

On December 23, 2025, we announced a planned corporate rebranding to reflect our intended strategic focus on HLS and advanced technologies, or the Corporate Rebranding. The planned Corporate Rebranding began with the name change of our subsidiary “Jeffs’ Brands Holdings Inc.” to “KeepZone AI Inc.”, on December 2, 2025 and the entry of KeepZone into a distribution agreement with Scanary Ltd., an Israeli deep-tech developer of 3D imaging, electromagnetic, and AI-powered threat detection systems, on December 4, 2025, or the Scanary Agreement. We also changed the Company’s name to “Nexera Technologies Ltd”, effective as of March 26, 2026.

As of the date of this prospectus, we have seven wholly or majority owned subsidiaries, held directly by us or through our subsidiaries: Fort Technology, Smart Repair Pro, Top Rank Ltd., Fort Products Limited., KeepZone, Fort Products LLC and Pure NJ Logistics LLC, or Pure Logistics. We also hold, through our subsidiary, KeepZone, a minority interest in SciSparc Nutraceuticals Inc., or SciSparc Nutraceuticals, to whom we provide a variety of professional and business support services.

In addition to executing the FBA business model, we utilize internal methodologies to analyze sales data and patterns on Amazon in order to identify existing stores, niches and products that have the potential for development and growth, and to maximize sales of existing proprietary products. We also use our own skills, know-how and profound familiarity with Amazon’s algorithm and all the tools that the FBA platform has to offer. In some circumstances we scale the products and improve them. As a supplement to our e-commerce operations, Pure Logistics operates a strategically located logistics center in New Jersey, which we anticipate will strengthen our supply chain and third-party service offerings. We also aim to deliver comprehensive, multi-layered security ecosystems for critical infrastructure worldwide, capitalizing on the HLS market’s significant growth potential while leveraging our expertise in data-driven operations.

Recent Developments

June 2026 Offering

On June 8, 2026, we entered into the Purchase Agreements with certain institutional investors, pursuant to which we agreed to issue and sell to them in a registered direct offering, 1,200,000 Ordinary Shares, and in a concurrent private placement the Warrants, at an aggregate purchase price of $1.00 per Ordinary Share and Warrant, for aggregate gross proceeds of approximately $1.2 million before deducting offering expenses. We expect to use the net proceeds from the June 2026 Offering for working capital and general corporate purposes.

Pursuant to their terms, the Warrants provide that the exercise price is subject to adjustment for certain dilutive issuances, including issuances or deemed issuances of Ordinary Shares, pre-funded warrants, options or convertible securities at a price below the then-current exercise price, in which case the exercise price is reduced to such lower issuance price. The exercise price and the number of Warrant Shares are also subject to customary adjustment for stock splits, stock dividends, combinations, recapitalizations and similar events.

Effective June 19, 2026, pursuant to the anti-dilution adjustment provisions of the Warrants, the exercise price was adjusted from $1.00 to $0.6226 per Ordinary Share.

Company Information

We are an Israeli corporation based in Bnei Brak, Israel and were incorporated in Israel in 2021 under the name Jeffs’ Brands Ltd. In December 2025, we changed our name to Nexera Technologies Ltd. Our principal executive offices are located at 7 Mezada Street Bnei Brak, 5126112 Israel. Our telephone number in Israel is (+972) (3) 689-9124. Our website address is https://nexera-tech.io. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

 Implications of Being an Emerging Growth Company

We are an emerging growth company, or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, enacted in April 2012. For as long as we continue to be an EGC, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an EGC until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary after we become a public company.

Under the JOBS Act, EGCs can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. For as long as we continue to be an EGC, we have elected to use the extended transition period to enable us to comply with new or revised accounting standards and, therefore, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an EGC.

 Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer.” Accordingly, we report under the Exchange Act, as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring our principal shareholders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus and in the documents and information incorporated by reference in this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained in this prospectus and in the documents incorporated by reference in this prospectus may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Ordinary Shares outstanding prior to this offering(1)	6,132,100 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholders	Up to 1,200,000 Ordinary Shares issuable upon the exercise of the Warrants at an exercise price of $0.6226 per Ordinary Share. The Warrants were exercisable immediately upon issuance and expire on the sixty-six (66)-month anniversary of the original issuance date of the Warrants.

Ordinary Shares to be outstanding after this offering(1)	7,332,100 Ordinary Shares, assuming the exercise in full of all of the Warrants for cash and without adjustment.

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of any Ordinary Shares sold by it pursuant to this prospectus. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders (although we may receive proceeds from any exercise of the Warrants, to the extent Warrants are exercised by the Selling Shareholders for cash). See “Use of Proceeds” in this prospectus.

Listing	Our Ordinary Shares and Public Warrants are listed for trading on the Nasdaq under the symbol “NEXR” and “NEXRW”, respectively.

Risk Factors	Investing in our securities is highly speculative and involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our securities. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 4, including the risks described under the heading “Item 3 Key Information - D. Risk Factors” in our 2025 Annual Report.

(1)	The number of our Ordinary Shares to be outstanding immediately after this offering is based on 6,132,100 Ordinary Shares outstanding as of June 29, 2026, and excludes:

●	258,367 Ordinary Shares reserved for issuance and available for future grant under our 2024 Share Incentive Plan, or the Incentive Plan;

●	39,825 Ordinary Shares issuable upon the vesting of restricted share units outstanding or promised, under our Incentive Plan;

●	647,050 Ordinary Shares issuable upon the exercise of certain Series A warrants, or the Series A Warrants, at an exercise price of $0.6226 per Ordinary Share (subject to any further adjustment as provided therein);

●	81 Ordinary Shares issuable upon the exercise of certain Series B warrants, or the Series B Warrants, at an exercise price of $0.03094 per Ordinary Share;

●	3,212,336 Ordinary Shares issuable upon the exercise of warrants, or the Note Warrants, issued in June 2026, at an exercise price of $0. 6226 per Ordinary Share;

●	337 Ordinary Shares issuable upon the exercise of outstanding warrants (including the Public Warrants) to purchase Ordinary Shares, at a weighted average exercise price of $45,994.05 per Ordinary Share. Such outstanding warrants, together with the Series A Warrants, the Series B Warrants, and the Note Warrants are referred to collectively as the “Outstanding Warrants; and

●	13,623,979 Ordinary Shares issued or issuable upon the conversion of a promissory note issued, or the Fifth Promissory Note, assuming a conversion price of $0.1468 per Ordinary Share as of June 29, 2026, in accordance with the terms of the Fifth Promissory Note.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2025 Annual Report, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference.” If one or more of those risks is realized, that could adversely impact our business, financial condition or results of operations.

Risks Relating to the Offering and to an Investment in our Ordinary Shares

 Investors may experience significant dilution as a result of this offering and future offerings.

The exercise of the Warrants and the issuance of up to 1,200,000 Ordinary Shares underlying such Warrants could cause our existing shareholders to experience dilution.

The Selling Shareholders identified herein are selling from time to time up to 1,200,00 Ordinary Shares underlying the Warrants, which constitutes approximately 19.6% of our issued and outstanding Ordinary Shares prior to the offering pursuant to this prospectus. Such sales could cause the market price of our Ordinary Shares to decline.

Purchasers of the Ordinary Shares, as well as our existing shareholders, will experience dilution if the Selling Shareholders identified herein sell the shares underlying the Warrants. In addition, we may also offer additional Ordinary Shares in the future, which may result in additional significant dilution. Accordingly, shareholders would experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares could also further cause the trading price of our Ordinary Shares to decline.

Shareholders may experience significant dilution as a result of potential future financings that we may effect.

We currently have an effective shelf registration statement on Form F-3 for the sale of up to $50,000,000 of our Ordinary Shares, warrants, rights and/or units, of which approximately $4.2 million has been sold to date. Purchasers of Ordinary Shares in this offering, as well as our existing shareholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional Ordinary Shares or other equity securities exercisable for Ordinary Shares in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Our issuance of additional Ordinary Shares or other ordinary share equivalents would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our Ordinary Shares may decline.

Future issuances or sales, or the potential for future issuances or sales, of our Ordinary Shares may cause the trading price of our Ordinary Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Ordinary Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Ordinary Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Ordinary Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Ordinary Shares could decline due to sales, or the announcements of proposed sales, of a large number of Ordinary Shares in the market, including sales of Ordinary Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of our Ordinary Shares.

Our amended and restated articles of association authorize our board of directors to, among other things, issue additional Ordinary Shares or securities convertible or exchangeable into Ordinary Shares, without shareholder approval. We may issue such additional Ordinary Shares or convertible securities to raise additional capital. The issuance of any additional Ordinary Shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, stock appreciation rights, options or warrants to purchase our Ordinary Shares in the future and those stock appreciation rights, options or warrants are exercised, or as the restricted share units settle, our shareholders may experience further dilution. Holders of our Ordinary Shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

An active trading market for our Ordinary Shares and Public Warrants may not be sustained.

Although our Ordinary Shares and Public warrants are listed on the Nasdaq, the market for our Ordinary Shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Ordinary Shares and Public warrants may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

We cannot assure you that our Ordinary Shares and Public Warrants will remain listed on Nasdaq or any other securities exchange.

On January 17, 2025, the SEC approved an amendment to Nasdaq Listing Rule 5810(c)(3)(A)(iv), pursuant to which if a company fails to meet the minimum bid price requirement and has effected a reverse share split within the prior one-year period, the company will not be eligible for any compliance period and the Nasdaq Listing Qualifications Department, or the Staff, will issue a Delisting Determination under Rule 5810 with respect to that company’s securities. This change applies even if the company was in compliance with the bid price requirement at the time of its prior reverse share split. In addition, if a company’s security fails to meet the bid price requirement and the company has effected one or more reverse stock splits within the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for any compliance period and Nasdaq will issue a Delisting Determination with respect to that security. Accordingly, there is a risk that if, within one year of the

In addition, given that we have effected multiple reverse share splits within the prior two-year period, there is a risk that we may not be eligible for certain compliance periods under Nasdaq rules in the event of future non-compliance with the minimum bid price requirement.

No assurance can be given that we will remain eligible to be listed on Nasdaq. In the event that our Ordinary Shares are delisted from Nasdaq due to our failure to continue to comply with the requirements for continued listing on Nasdaq, and are not eligible for listing on another exchange, trading in our Ordinary Shares and Public Warrants may be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares and Public Warrants, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares and Public Warrants to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

On January 22, 2026, we received a letter, or the Letter, from the Staff, notifying us that, as of January 21, 2026, for the preceding 30 consecutive business days, our Ordinary Shares did not meet the minimum market value of publicly held shares of $1,000,000, or MVPHS, requirement for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(5), or the Rule. On March 12, 2026, the Staff provided us with a written confirmation of compliance with the Rule, and the matter is now closed.

Should we fail to comply again with the Rule or satisfy other continued listing requirements of Nasdaq, Nasdaq may take steps to delist our Ordinary Shares and Public Warrants. Such a delisting would likely have a negative effect on the price of our Ordinary Shares and Public Warrants and would impair your ability to sell or purchase our Ordinary Shares or Public Warrants when you wish to do so. In the event of a delisting, any action taken by us to restore compliance with listing requirements may not allow our Ordinary Shares and Public Warrants to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our Ordinary Shares from dropping below the Nasdaq minimum share price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our Ordinary Shares currently trade on the Nasdaq. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Ordinary Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Ordinary Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our Ordinary Shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Ordinary Shares will provide a return to our shareholders.

Resales of our Ordinary Shares in the public market during this offering by our shareholders may cause the market price of our Ordinary Shares to fall.

Sales of a substantial number of our Ordinary Shares could occur at any time. The issuance of new Ordinary Shares could result in resales of our Ordinary Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “and elsewhere in this prospectus, including in our 2025 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities;

●	our belief that our existing cash and cash equivalents as of December 31, 2025, will be sufficient to fund our operations through the next twelve months;

●	our ability to adapt to significant future alterations in Amazon’s policies;

●	our ability to sell our existing products and grow our brands and product offerings, including by acquiring new brands and expanding into new territories;

●	our ability to meet our expectations regarding the revenue growth and the demand for e-commerce;

●	our ability to successfully pursue, integrate, or execute upon the logistics center operations business of Pure Logistics which we acquired in March 2025;

●	our ability to maintain compliance with the Nasdaq continued listing requirements of Fort Technology’s common shares;

●	Fort Technology’s ability to comply with its disclosure obligations and the annual and interim filing deadlines of the TSX Venture Exchange, or TSXV;

●	our rights as a shareholder of Fort Technology are governed by Canadian law (including applicable provincial corporate and securities laws) and TSXV policies, which may differ in material respects from the rights and responsibilities of shareholders of U.S. or Israeli companies;

●	our ability to successfully pursue and expand into the global homeland security sector through KeepZone, including KeepZone’s limited operating history which makes it difficult to evaluate our business prospects;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	our ability to retain key executive members;

●	the impact of possible changes in Amazon’s policies and terms of use;

●	projected capital expenditures and liquidity;

●	our expectations regarding our tax classifications;

●	how long we will qualify as an emerging growth company or a foreign private issuer;

●	interpretations of current laws and the passages of future laws;

●	changes in our strategy;

●	general market, political and economic conditions in the countries where our headquarters are located or in which we operate, may adversely affect our operations and limit our ability to market our products, which would lead to a decrease in revenues;

●	litigation; and

●	those factors referred to in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2025 Annual Report as well other factors in the 2025 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and the documents incorporated by reference herein and therein are based on information available to us as of the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. We will, however, receive up to an aggregate of approximately $695,000 in cash from the exercise of the Warrants, assuming the exercise in full for cash of all the Warrants, which we intend to use for working capital and general corporate purposes.

The Selling Shareholders will receive all of the net proceeds from the sale of any Ordinary Shares offered by it under this prospectus. See “Selling Shareholders.” The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholders in disposing of these Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the sale of the Ordinary Shares covered by this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis, to give effect to: (i) the issuance of an aggregate of 392,027 Ordinary Shares upon the exercise of 392,027 Series A Warrants, of which 156,606 Series A Warrants were exercised on a cashless exercise basis; (ii) the issuance of 169,057 Ordinary Shares as compensation to certain consultants; (iii) the issuance of an aggregate of 2,531,004 Ordinary Shares upon the conversion of all outstanding principal and accrued interest under promissory notes; (iv) payments of $400,000 related to the Scanary Agreement; (v) the issuance of 286,223 Ordinary Shares to the investors in the registered direct offering completed in January 2026; (vi) the issuance of certain promissory notes for aggregate gross proceeds of $2,350,000; (vii) the issuance of an aggregate of 1,301,254 Ordinary Shares upon the exercise of the January 2025 Warrant, the exercise of a warrant issued to a certain investor on February 18, 2026 and the exercise of a warrant issued to a certain investor on May 10, 2026 for aggregate gross proceeds of $1,309,000; (viii) the issuance of 1,808 Ordinary Shares under the Incentive Plan; (ix) the sale of 714,286 common shares of Fort Technology for aggregate consideration of $680,000; (x) the automatic conversion of convertible debentures issued by Fort Technology to us into common shares of Fort Technology upon the completion of the listing of Fort Technology’s common shares on Nasdaq; (xi) the issuance of 1,571,429 Fort Technology common shares to us upon the completion of the listing of Fort Technology’s common shares on Nasdaq; (xii) the issuance of 1,200,000 Ordinary Shares and warrants to purchase up to 1,200,000 Ordinary Shares at an exercise price of $0.6226 per share in the June 2026 registered direct offering for aggregate net proceeds of approximately $1,116,000; and (xiii) the issuance of the Fifth Promissory Note and warrants to purchase up to 3,212,336 Ordinary Shares for aggregate gross proceeds of $2,000,000; and

●	on a pro forma as adjusted basis to give further effect to the issuance of 1,200,000 Ordinary Shares issuable upon the exercise of the Warrants for aggregate net proceeds of approximately $695,000.

You should read this table in conjunction with the section titled “Item 5. Operating and Financial Review and Prospects” of our 2025 Annual Report incorporated by reference herein.

	As of December 31, 2025
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalent	$1,636	$8,827	$9,522
Derivative liabilities	1,259	1,075	1,075
Convertible promissory note	679	-	-
Convertible debenture	1,688	-	-

Shareholders’ equity:
Share capital and additional paid-in-capital	31,529	39,755	40,450
Ordinary Shares, no par value: 1,500,000 Ordinary Shares authorized; 250,727 Ordinary Shares issued and outstanding (actual); 4,896,307 Ordinary Shares outstanding (pro forma); 6,096,307 Ordinary Shares outstanding (pro forma as adjusted)	-	-	-
Accumulated deficit	(19,757)	(20,209)	(20,209)
Transactions with noncontrolling interests	(319)	966	966
Noncontrolling interest	1,003	2,086	2,086
Total shareholders’ equity	12,456	22,598	23,293
Total capitalization*	$16,082	$23,673	$24,368

The table above is based on 250,727 Ordinary Shares issued and outstanding as of December 31, 2025. This number excludes:

●	258,367 Ordinary Shares reserved for issuance and available for future grant under the Incentive Plan; and

●	1,847,468 Ordinary Shares issuable upon the exercise of the Outstanding Warrants.

SELLING SHAREHOLDERS

This prospectus relates to the sale of up to 1,200,000 Ordinary Shares that the Selling Shareholders may sell in one or more offerings upon exercise of some or all of the Warrants that the Selling Shareholders issued and sold in the June 2026 Offering. The table below sets forth information about the maximum number of Ordinary Shares that may be offered from time to time by the Selling Shareholders under this prospectus. The Selling Shareholders identified below may currently hold or acquire Ordinary Shares in addition to those registered hereby. In addition, the Selling Shareholders identified below may sell, transfer, assign or otherwise dispose of some or all of its Ordinary Shares registered hereunder in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

We and one of the Selling Shareholders, L.IA. Pure Capital Ltd., are parties to a consulting agreement entered into on October 26, 2022, as amended, pursuant to which L.IA. Pure Capital Ltd. provides us with consulting services in the fields of mergers and acquisitions and investment activities. Under the current terms of the consulting agreement, effective as of February 2026, we pay L.I.A. Pure Capital Ltd. $10,000 per month, plus reimbursement of expenses of up to $5,000 per month.

L.I.A. Pure Capital has also participated in several private placement transactions and other offerings conducted by the Company during the past three years. Pursuant to the securities purchase agreement, dated June 26, 2025, as amended, we have issued to L.I.A. Pure Capital Ltd. a series of non-recourse convertible promissory notes, including an initial promissory note in the principal amount of $5.0 million, a second promissory note in the principal amount of $500,000, a third promissory note in the principal amount of $600,000, a fourth promissory note in the principal amount of $1.75 million and the Fifth Promissory Note in the principal amount of $2.0 million, together with related warrants, as applicable. L.IA. Pure Capital Ltd. also invested $500,000 under the securities purchase agreement dated January 25, 2024 and $537,099 under the securities purchase agreement dated January 21, 2026.

J.B.D Innovation Ltd., one of the Selling Shareholders, has provided consulting services to the Company since April 2025 pursuant to a consulting arrangement under which the Company pays J.B.D Innovation Ltd. a monthly consulting fee of $2,000.

Except for the aforementioned, to our knowledge, other than the issuance and sale of the Ordinary Shares and Warrants in the June 2026 Offering, the remaining Selling Shareholders do not have, and have not had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our Ordinary Shares, warrants and pre-funded warrants, and transactions relating to the issuances or exercises thereof. In addition, to our knowledge, the Selling Shareholders are not affiliates of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer could be regarded as underwriting commissions or discounts under the Securities Act.

We have prepared the following table based on information supplied to us by the Selling Shareholders on or prior to June 29, 2026.

	Ordinary Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Ordinary Shares to be Sold Pursuant to this	Ordinary Shares Owned Immediately After Sale of Maximum Number of Ordinary Shares in this Offering
Name of Selling Shareholder	Number	Percentage(2)	Prospectus	Number	Percentage(2)
Capitalink Ltd.(3)	300,691	3.9%	300,691	0	*	%
J.B.D Innovation Ltd.(4)	301,047	3.9%	296,852	4,195	*	%
L.IA. Pure Capital Ltd.(5)	3,514,122	4.99%	301,767	3,212,355	4.99%
Ronen Fatal(6)	305,045	4.0%	300,690	4,355	*	%

*	Indicates less than 1%.

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of June 29, 2026, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)

The applicable percentage of beneficial ownership is based on 7,332,100 Ordinary Shares that will be issued and outstanding immediately after this offering, and assumes the exercise of all of the Warrants.

(3)

Includes (i) 300,691 Ordinary Shares issuable upon the exercise of the Warrants. Mr. Lavi Krasney has voting and dispositive power over the shares held by Capitalink Ltd. Capitalink Ltd.’s address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916. Based on information provided to us by Capitalink Ltd. on June 21, 2026.

(4)

Includes (i) 4,915 Ordinary Shares issued and outstanding, and (ii) 296,852 Ordinary Shares issuable upon the exercise of the Warrants. Mr. Nissim Daniel has voting and dispositive power over the shares held by J.B.D Innovation Ltd. J.B.D Innovation Ltd.’s address is 98 HaYarden St. Ramat Gan, Israel 5224705. Based on information provided to us by J.B.D Innovation Ltd. on June 21, 2026.

(5)

Includes (i) 301,767 Ordinary Shares issuable upon the exercise of the Warrants, (ii) 3,212,336 Ordinary Shares issuable upon the exercise of outstanding Note Warrants; (iii) 10 Ordinary Shares issuable upon the exercise of the Public Warrants; and (iv) 9 Ordinary Shares issuable upon the exercise of Outstanding Warrants. The percentage in the table above gives effect to the 4.99% beneficial ownership limitation set forth under the terms of the Warrants. Mr. Kfir Silberman has voting and dispositive power over the shares held by L.IA. Pure Capital Ltd. L.IA. Pure Capital Ltd.’s address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916. Based on information provided to us by L.IA. Pure Capital Ltd. on June 21, 2026.

(6)	Includes (i) 4,355 Ordinary Shares issued and outstanding, and (ii) 300,690 Ordinary Shares issuable upon the exercise of the Warrants. Mr. Ronen Fatal has voting and dispositive power over the shares held. Mr. Fatal’s address is 112 Rokach St., Ramat Gan, Israel 5259225. Based on information provided to us by Mr. Fatal on June 21, 2026.

PLAN OF DISTRIBUTION

We are registering up to 1,200,000 Ordinary Shares, consisting of 1,200,000 Warrants, to permit the resale of the Ordinary Shares by the Selling Shareholders from time to time after the date of this prospectus. However, we will receive cash proceeds equal to the total exercise price of the Warrants to the extent that Warrants are exercised using cash. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Ordinary Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling the Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell the Ordinary Shares short and the Ordinary Shares covered by this prospectus to close out short positions and to return borrowed Ordinary Shares in connection with such short sales. The Selling Shareholders may also loan or pledge the Ordinary Shares to broker-dealers that in turn may sell such Ordinary Shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the Purchase Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Purchase Agreement, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related Purchase Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Ordinary Shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$143.93
Legal fees and expenses	$20,000
Accounting fees and expenses	$7,500
Total	$27,643.93

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of Nexera Technologies Ltd as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network, an independent registered public accounting firm, as set forth in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Report of Foreign Issuer on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://nexera-tech.io/. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 1, 2026;

●	Our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on April 6, 2026, April 23, 2026, April 30, 2026, May 12, 2026, June 3, 2026, June 9, 2026, June 9, 2026 and June 22, 2026; and

●	The description of our securities contained in our Form 8-A filed on August 25, 2022 (File No. 001-41482), including as amended by Exhibit 2.13 to our Annual Report on Form 20-F filed on April 1, 2026 and any further amendment or report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at Nexera Technologies Ltd, 7 Mezada Street, Bnei Brak, 5126112 Israel. Attention: Eliyahu Zamir, Chief Executive Officer, telephone number: (+972) (3) 771-3520.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Up to 1,200,000 Ordinary Shares

PROSPECTUS

                        , 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Israeli Companies Law, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company since June 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

On January 25, 2024, we entered into a private placement transaction, or the January 2024 Private Placement, pursuant to a securities purchase agreement with certain institutional investors, for aggregate gross proceeds of approximately $7.275 million, providing for the issuance, in a private placement of 609 Ordinary Shares, pre-funded warrants to purchase up to 266 Ordinary Shares and Series A warrants to purchase up to 1,093 Ordinary Shares. On March 11, 2024, in connection with the January 2024 Private Placement, the Company issued Series B warrants to purchase up to 2,555 Ordinary Shares. The Series B warrants were fully exercised on March 11, 2024 following the satisfaction of specified conditions.

On January 16, 2025, we issued a non-recourse convertible promissory note, or the January 2025 Promissory Note, in the principal amount of $2,850,000 to an institutional investor. In connection with the issuance of the January 2025 Promissory Note, we issued to the institutional investor a warrant to purchase up to 3,197 Ordinary Shares, at an exercise price of $3.9663 per Ordinary Share (subject to anti-dilution and share combination event protections) until July 16, 2030. As of the date of this prospectus, all warrants issued in connection with the January 2025 Promissory Note were exercised in April 2026 at an exercise price of $1.545808 per Ordinary Share.

On March 10, 2025, in connection with a purchase agreement related to the acquisition of a logistics center, or the Pure Logistics Purchase Agreement, and as security for the full repayment of the outstanding due amounts under the Pure Logistics Purchase Agreement, we issued to certain equity owners of the logistics center, warrants to purchase Ordinary Shares, or the March 2025 Warrants. The March 2025 Warrants expired in July 2025 after full repayment of outstanding amounts due under the Pure Logistics Purchase Agreement.

On June 26, 2025, we entered into a securities purchase agreement with an institutional investor, or the Investor, pursuant to which we may issue and sell to the Investor, from time to time, non-recourse convertible promissory notes in an aggregate principal amount of up to $100.0 million, or the June 2025 SPA. At the initial closing, we issued a non-recourse convertible promissory note in the principal amount of $5.0 million for a purchase price of $4.5 million, or the Initial Promissory Note. As of the date of this prospectus, the principal amount and accrued interest under the Initial Promissory Note have been fully converted into 310,800 Ordinary Shares.

On December 9, 2025, pursuant to the June 2025 SPA, we issued a convertible promissory note to the Investor in the principal amount of $500,000 for a purchase price of $450,000, or the Second Promissory Note. The outstanding principal amount and accrued interest under the Second Promissory Note are convertible into up to 1,193,058 Ordinary Shares at the option of the investor, subject to the terms and conditions set forth therein. In April 2026, the principal amount and accrued interest under the Second Promissory Note was fully converted into 287,339 Ordinary Shares.

On February 18, 2026, pursuant to the June 2025 SPA, we issued an additional convertible promissory note to the Investor in the principal amount of $600,000 for a purchase price of $540,000, or the Third Promissory Note. In connection with the issuance of the Third Promissory Note, we issued to the Investor a warrant to purchase up to 178,959 Ordinary Shares at an initial exercise price of $5.53 per Ordinary Share (subject to adjustment as provided therein), which exercise price was subsequently adjusted to $1.545808 per Ordinary Share. The warrant is immediately exercisable and will expire on August 18, 2031. As of the date of this prospectus, the principal amount and accrued interest under the Third Promissory Note was fully converted into 405,018 Ordinary Shares. In addition, as of the date of this prospectus, all warrants issued in connection with the Third Promissory Note were exercised in April 2026 at an exercise price of $1.545808 per Ordinary Share.

On May 10, 2026, pursuant to the June 2025 SPA, we issued an additional convertible promissory note to the Investor in the principal amount of $1,750,000 for a purchase price of $1,575,000, or the Fourth Promissory Note. In connection with the issuance of the Fourth Promissory Note, we issued to the Investor a warrant to purchase up to 1,119,098 Ordinary Shares at an exercise price of $1.56376 per Ordinary Share (subject to anti-dilution and share combination event protections), which warrant is exercisable immediately and will expire 5.5 years from the date of issuance. As of the date of this prospectus, the principal amount and accrued interest under the Fourth Promissory Note were converted into an aggregate of 1,735,553 Ordinary Shares. In addition, as of the date of this prospectus, all warrants issued in connection with the Fourth Promissory Note were exercised in June 2026 at an exercise price of $0.91784 per Ordinary Share.

On June 18, 2026, pursuant to the June 2025 SPA, we issued an additional convertible promissory note to the Investor in the principal amount of $2,000,000 for a purchase price of $1,800,000, or the Fifth Promissory Note. In connection with the issuance of the Fifth Promissory Note, we issued to the Investor a warrant to purchase up to 3,212,336 Ordinary Shares at an initial exercise price of $0.734 per Ordinary Share (subject to certain anti-dilution and share combination event protections), which warrant is exercisable immediately and will expire 5.5 years from the date of issuance. Effective as of June 19, 2026, the exercise price of such warrant was adjusted to $0.6226 per Ordinary Share.

Since June 2023, we issued 173,600 Ordinary Shares to certain consultants as compensation for consulting services.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

3.1	Amended and Restated Articles of Association of Nexera Technologies Ltd. (filed as Exhibit 1.1 to the Annual Report on Form 20-F (File No. 001-41482) filed on April 1, 2026 and incorporated herein by reference).

4.1	Form of Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on June 9, 2026 and incorporated herein by reference).

4.2	Form of Warrant (filed as Exhibit 4.2 to Form F-1 (File No. 333-262835) filed on May 5, 2022, and incorporated herein by reference).

4.3	Form of Underwriter’s Warrant (filed as Exhibit 4.5 to Form F-1 (File No. 333-262835) filed on May 5, 2022, and incorporated herein by reference).

4.4	Form of Additional Warrant (filed as Exhibit 4.6 to Form F-1 (File No. 333-262835) filed on August 16, 2022, and incorporated herein by reference).

4.5	Form of Investor Warrant (filed as Exhibit 4.5 to Post Effective Amendment to Form F-1 (File No. 333-262835) filed on November 28, 2022, and incorporated herein by reference).

4.6	Form of Series A Warrant, (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference).

4.7	Form of Series B Warrant, (filed as Exhibit 4.2 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference).

4.8	Amended and Restated Warrant to Purchase Ordinary Shares of Jeffs Brands Ltd (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on September 9, 2025, and incorporated herein by reference).

4.9	Form of Pre-Funded Warrant to Purchase Ordinary Shares of Jeffs’ Brands Ltd (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on May 29, 2025 and incorporated herein by reference).

4.10	Form of Convertible Promissory Note (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on June 26, 2025, and incorporated herein by reference).

4.11	Convertible Promissory Note (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on December 16, 2025, and incorporated herein by reference).

4.12	Third Convertible Promissory Note (filed as Exhibit 4.1 to Form 6-K (File No. 001-41482) filed on February 19, 2026, and incorporated herein by reference).

4.13	Warrant to Purchase Ordinary Shares of Jeffs’ Brands Ltd (filed as Exhibit 4.2 to Form 6-K (File No. 001-41482) filed on February 19, 2026 and incorporated herein by reference).

4.14	Form of Warrant Agent Agreement (filed as Exhibit 4.1 to Form F-1 (File No. 333-262835) filed on May 5, 2022, and incorporated herein by reference).

5.1*	Opinion of Meitar | Law Offices counsel to the Company.

10.1+	Form of Indemnification Agreement (filed as Exhibit 10.1 to Post Effective Amendment to Form F-1 (File No. 333-262835) filed on November 28, 2022, and incorporated herein by reference).

10.2+	Jeffs’ Brands Ltd 2022 Incentive Option Plan (filed as Exhibit 10.21 to Form F-1 (File No. 333-262835) filed on May 5, 2022, and incorporated herein by reference).

10.3+	Jeffs’ Brands Ltd 2024 Share Incentive Plan (filed as Exhibit 99.1 to Form S-8 (File No. 333-280459 filed on June 25, 2024, and incorporated herein by reference).

10.4+	Services Agreement, dated October 24, 2022, as amended on September 5, 2024 by and between Jeffs’ Brands Ltd and D.S. Blue White Assets (2006) Ltd (filed as Exhibit 4.7 to Form 20-F (File No. 001-41482) filed on March 31, 2025 and incorporated herein by reference).

10.5+	Second Amendment to Services Agreement, dated January 1, 2026 by and between Jeffs’ Brands Ltd and D.S. Blue White Assets (2006) Ltd (filed as Exhibit 4.6 to the Annual Report on Form 20-F (File No. 001-41482) filed on April 1, 2026 and incorporated herein by reference).

10.6+	Consulting Agreement, dated October 26, 2022, between Jeffs’ Brands Ltd and L.I.A. Pure Capital Ltd, as amended on April 7, 2025 (filed as Exhibit 10.8 to Form F-1 (File No. 333-288355) filed on June 26, 2025, and incorporated herein by reference).

10.7	Warehouse Services Agreement, dated October 31, 2022, between Pure NJ Logistics LLC and Smart Repair Pro. (filed as Exhibit 10.24 to Post Effective Amendment to Form F-1 (File No. 333-262835) filed on November 28, 2022, and incorporated herein by reference).

10.8+	Compensation Policy for Executive Officers and Directors (filed as Exhibit 99.1 to Form 6-K (File No. 001-41482) filed on June 11, 2024, and incorporated herein by reference).

10.9+	Consulting Agreement, dated March 22, 2023, as amended on November 1, 2023, by and between Jeffs’ Brands Ltd and SciSparc Nutraceuticals Inc. (filed as Exhibit 10.3 to Form 6-K (File No. 001-41482) filed on March 31, 2023, and incorporated herein by reference).

10.10	Form of Securities Purchase Agreement, (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference).

10.11	Form of Registration Rights Agreement (filed as Exhibit 10.2 to Form 6-K (File No. 001-41482) filed on January 29, 2024, and incorporated herein by reference)

10.12&	Share Purchase Agreement, dated February 6, 2025, by and between Jeffs’ Brands Ltd, Fort Products Ltd and Impact Acquisitions Corp. (filed as Exhibit 4.14 to Form 20-F (File No. 001-41482) filed on March 31, 2025 and incorporated herein by reference).

10.13#	Purchase Agreement by and among Jeffs’ Brands Ltd, Smart Repair Pro and the Sellers listed therein, dated March 10, 2025 (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on March 11, 2025 and incorporated herein by reference).

10.14	Form of Securities Purchase Agreement, (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on May 29, 2025, and incorporated herein by reference).

10.15	Securities Purchase Agreement, dated June 26, 2025, by and between Jeffs’ Brands Ltd and L.I.A Pure Capital Ltd., (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on June 26, 2025, and incorporated herein by reference).

10.16	Addendum No. 1 to Securities Purchase Agreement, dated February 18, 2026, by and between the Company and L.I.A. Pure Capital Ltd (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on February 19, 2026, and incorporated herein by reference)

10.17	Addendum No. 2 to Securities Purchase Agreement, dated May 10, 2026, by and between the Company and L.I.A. Pure Capital Ltd (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on May 12, 2026, and incorporated herein by reference).

10.18	Strategic Advisory Agreement, dated June 26, 2025, by and between Jeffs’ Brands Ltd and Aegis Capital Corp (filed as Exhibit 10.2 to Form 6-K (File No. 001-41482) filed on June 26, 2025, and incorporated herein by reference).

10.19+	Services Agreement, dated July 21, 2025, by and between Jeffs’ Brands Ltd and Eliyahu Zamir (filed as Exhibit 10.19 to Form F-1/A (File No. 333-288355) filed on July 24, 2025, and incorporated herein by reference).

10.20	Form of Securities Purchase Agreement, (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on January 21, 2026, and incorporated herein by reference).

10.21	Form of Securities Purchase Agreement, (filed as Exhibit 10.1 to Form 6-K (File No. 001-41482) filed on June 9, 2026, and incorporated herein by reference).

21.1	List of Subsidiaries (filed as Exhibit 8.1 to the Annual Report on Form 20-F (File No. 001-41482) furnished on April 1, 2026 and incorporated herein by reference).

23.1*	Consent of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm.

23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1).

24.1*	Power of Attorney

107*	Filing Fee Table

*	Filed herewith.

&	Certain information from these exhibits has been redacted since disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+	Indicates a management contract or any compensatory plan, contract or arrangement.

Item 9. Undertakings

 (a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bnei Brak, Israel, on June 29, 2026.

Nexera Technologies Ltd.

By:	/s/ Eliyahu Zamir
Eliyahu Zamir
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Nexera Technologies Ltd. hereby constitute and appoint Eliyahu Zamir and Ronen Zalayet with full power of substitution, as his or her true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in his or her names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Eliyahu Zamir	Chief Executive Officer, Director	June 29, 2026
Eliyahu Zamir	(Principal Executive Officer)

/s/ Ronen Zalayet	Chief Financial Officer	June 29, 2026
Ronen Zalayet	(Principal Financial and Accounting Officer)

/s/ Naor Bergman	Chief Operating Officer	June 29, 2026
Naor Bergman

/s/ Oz Adler	Chairman of the Board of Directors	June 29, 2026
Oz Adler

/s/ Amitay Weiss	Director	June 29, 2026
Amitay Weiss

/s/ Liron Carmel	Director	June 29, 2026
Liron Carmel

/s/ Tali Dinar	Director	June 29, 2026
Tali Dinar

/s/ Moshe Revach	Director	June 29, 2026
Moshe Revach

/s/ Tomer Etzyoni	Director	June 29, 2026
Tomer Etzyoni

/s/ Israel Berenstein	Director	June 29, 2026
Israel Berenstein

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Nexera Technologies Ltd., has signed this registration statement on June 29, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director